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                                                                     Exhibit 1.1



               KONGZHONG CORPORATION ANNOUNCES HEADCOUNT REDUCTION

Beijing, China, July 31, 2006 -- KongZhong Corporation (NASDAQ: KONG), a leading provider of wireless value-added services (WVAS) and an operator of one of the leading wireless internet portals in China, today, announced a headcount reduction program to layoff approximately 15% of its workforce.

In response to new policies issued by the telecommunication operators in China, KongZhong Corporation lowered its 2006 revenue guidance on July 7, 2006. To reduce cost and improve operational efficiency, KongZhong Corporation initiated a headcount reduction program and is in the process of reducing its workforce by approximately 15%. The Company had 1,016 employees at the end of June 2006. The Company plans to complete the headcount reduction program within two weeks.

Commenting on the event, Yunfan Zhou, Chairman and Chief Executive Officer, said, "It is unfortunate that we have to let some people go in response to the changes in the market environment. I would like to thank all of our employees for their dedication and hard work. Although we are going through a difficult time, we will continue to focus on our two major businesses -- wireless value added services and wireless internet portal. We strongly believe in the long term prospect of wireless internet and are confident we will continue to be one of the market leaders in China."

ABOUT KONGZHONG:
KongZhong Corporation is a leading provider of wireless value added services and also operates one of the leading wireless internet portals in China. The Company delivers wireless value added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVA, short messaging service (SMS), interactive voice response (IVR), and color ring back tone (CRBT). The Company also operates a wireless internet portal, Kong.net, which enables users to access media and entertainment content directly from their mobile phones.

SAFE HARBOR STATEMENT
This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services market and our future results of operations, financial condition, business prospects and cost savings anticipated as a result of the headcount reduction program. Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them. These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons. Potential risks and uncertainties include, but are not limited to, continued competitive pressure in China's wireless value added services market and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in this market; the state of and any change in our relationship with China's telecommunications operators; our dependence on the billing systems of mobile operators for our performance; changes in the regulatory policies of the Ministry of Information Industry and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government's policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China's telecommunications market. For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

Investor Contact:
Mr. JP Gan
Chief Financial Officer
Tel.:    +86 10 8857 6000
E-mail:  ir@kongzhong.com


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Media Contact:
Xiaohu Wang
Manager
Tel:    +86 10 8857 6000
E-mail: xiaohu@kongzhong.com